Exhibit 99.1

Corporate Headquarters 5333 Westheimer, Suite 600 Houston, Texas 77056
NEWS RELEASE
Contact:	Jon C. Biro

Phone:	713-351-4100
Fax:	713-335-2222
Website:	www.icopolymers.com
Pages:	2

ICO, Inc. Announces the Appointment of A. John Knapp, Jr. as
President and Chief Executive Officer, the Resignation of
W. Robert Parkey, Jr. as President, Chief Executive Officer
and Director, and the Appointment of Gregory T. Barmore
as Chairman of the Board of Directors

Houston, TX, September 9, 2005 - ICO, Inc. (NASDAQ: ICOC) announced today that W. Robert Parkey, Jr., President and Chief Executive Officer and a member of the Board of Directors, has resigned effective September 30, 2005. Mr. Parkey will serve in the role of Special Advisor to the Board of Directors and the new President and Chief Executive Officer. The Board has appointed A. John Knapp, Jr., 54, a current member of ICO’s Board of Directors, to serve as President and Chief Executive Officer, succeeding Mr. Parkey.

ICO also announced that Christopher N. O’Sullivan, Chairman of the Board, will step down from that position effective September 30, 2005, although he will remain a member of the Board of Directors. The Board has appointed Gregory T. Barmore, 63, a current member of the Board of Directors, to replace Mr. O’Sullivan as Chairman of the Board.

Commenting on Mr. Parkey’s departure, Mr. O’Sullivan said, “ICO is grateful to Bob Parkey for his contribution to the Company during the past year and a half. Under his leadership, ICO turned the corner in terms of consecutive fiscal quarters of positive earnings and improved profitability. The Company is stronger financially and strategically as a result. We wish Bob the very best.”

Mr. Parkey added, “I have completed my work as ICO’s President, CEO and Director. Under my leadership, we have built a strong executive leadership team and effective operating organization. Management and our employees are more focused on streamlining and simplifying our businesses. I have worked to create an open environment that fosters teamwork operating as one global business, with clear communication and established lines of reporting and responsibility. The Company is better positioned to successfully compete in the global marketplace than it was when I arrived.”

“I have a great deal of confidence in Greg Barmore, John Knapp and the leadership team to continue to pursue the best strategic options and operating practices that continue to drive profitable growth in the Company,” Mr. Parkey continued. “I look forward to transitioning my responsibilities to John and assisting Greg and the Board of Directors as I move on to pursue new business opportunities.”

Mr. Knapp joined ICO’s Board of Directors in 2001, and currently is the President of Andover Group, Inc., a Houston-based private real estate investment and development company, a position that he has held for more than five years. Mr. Knapp is a graduate of Williams College and is a Chartered Financial Analyst.

“John Knapp is a seasoned executive and has been a member of ICO’s Board for more than four years. John understands the business and has earned the respect of the Board, the employees and investors,” said Mr. O’Sullivan. “I can think of no better person to replace Bob as President and Chief Executive Officer. John will provide ICO with a stable transition and is well-qualified to lead ICO into the future.”

Mr. Knapp said, “I am enthusiastic about meeting the challenge of leading ICO to the next level. In addition, I look forward to working with Greg Barmore as Chairman. Together with the Executive Leadership Team, we are looking forward to building on ICO’s recent success.”

Mr. Barmore joined ICO’s Board of Directors in 2004, when he was appointed by the holders of ICO’s preferred stock under the terms of the preferred stock statement of designation. He has served as a director of Mortgage Electronic Registration Systems, Inc. since 1997, having served as the Chairman of the Board until July 2003.  He also has served on the boards of NovaStar Financial, Inc. since 1996, Orion Ropeworks, Inc. since 2001, and Thos. Moser Cabinetmakers since 1999.  In addition, he serves on the board of trustees of Bennett College, The Maine Maritime Museum, and The Maine Island Trail Association.  Mr. Barmore retired in 1997 as Chairman and Chief Executive Officer of General Electric Capital Mortgage Corporation, a subsidiary of General Electric Capital Corporation, and held many executive level positions within the General Electric family of companies after commencing employment with GE in 1966.

With 17 locations in 9 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymers segments, including textiles, metal coatings and masterbatch. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the film industry.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, demand for the Company's services and products, business cycles and other industry conditions, prices of commodities, international risks, operational risks, strategic alternatives available to the Company, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2004 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.